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SCHEDULE 14A INFORMATION

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Transcript of Anacomp, Inc.
Investor Call
Held January 9, 2004 at 8:30 a.m. PST

Operator:
Good morning and thank you all for holding for the Q4 investor conference call. Your lines have been placed on a listen only mode and today's conference will be recorded. If you have any objections, you may disconnect at this time. I would now like to turn the call over to Mr. Jeff Cramer. Thank you sir, you may begin.
Jeff Cramer-President, CEO — Anacomp, Inc.:
Thank you, Elon, good morning. I would like to welcome everyone to today's call. Present with me are Lin Fox, Anacomp's CFO, and Paul Najar, our general counsel. Before we get started, I would like Paul to read some information pertinent to this call.
Paul Najar-EVP, General Counsel-Anacomp, Inc.:
Thank you, Jeff. All statements made during our conference call that are not statements of historical fact constitute forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could vary materially from those contained in the forward-looking statements. Risk factors that could cause actual results to differ materially from those in the forward-looking statements are described in our Forms 10K and 10Q as well as our press releases. I should also like to note that we will not be discussing on this call any matters directly relating to the pending proxy contest relating to the election of directors at our annual, at our 2004 annual meeting of shareholders planned for late February. We expect to be mailing our proxy materials shortly and we will be in a position to talk to you individually about our Board's recommendation after we have mailed those materials. And we ask you to hold your questions; however, I do need to advise you that information regarding persons who may be deemed participants in the solicitation of proxies on behalf of Anacomp in connection with the 2004 annual meeting of shareholders has been filed by Anacomp with the Securities and Exchange Commission on Schedule 14A. Investors are urged to read Anacomp's proxy statement and other relevant documents filed with the SEC by Anacomp because they will contain important information. Investors will be able to obtain the documents free of charge at the SEC's web site, www.sec.gov. In addition, documents filed with the SEC by Anacomp will be available free of charge by contacting Anacomp, Inc. at 15378 Avenue of Science, San Diego, California 92128 and the telephone number is (858) 716-3400.

We have arranged to have this conference call recorded and replayed starting January 12. The conference call replay number is 1-(800) 873-3751, pass code 1904. It will reply until January 21, 2004. Thank you, Jeff.

Mr. Cramer:
Okay, thanks, Paul. The agenda for today's call is as follows: I will begin by providing a review of our fiscal year 2003 fourth quarter and total year operating highlights. Lin will follow with an overview of our financial results and then an opportunity for Q&A. Before beginning I would like to point out that any references to fiscal year 2002 results exclude amounts associated with our Swiss business which was sold in October 2002. Also, of course, everything we discuss here today is subject to the detailed information contained in the earnings release we issued on January 6.

Let me start with a review of our multi-vendor services business known as MVS. Our fourth quarter revenues of $8.8 million were 21% ahead of our fiscal year 2002 Q4 results and for all of fiscal 2003 revenues of $34.1 million were 26% ahead of fiscal year 2002.

Our revenue growth was primarily the result of the addition of new OEM and value-added resale of customers that chose Anacomp for their onsite equipment installation and maintenance requirements, in addition to growth with existing customers. During fiscal 2003 we added 38 new OEM and VAR customers, bringing the total number of customers in this portion of the MVS business to 148. In addition to our onsite service offerings, during the second half of fiscal 2003, we introduced call center, repair and logistic service offerings. These offerings were introduced to respond to trends in the market reflecting a preference by manufacturers to out source some or all of these functions. At the close of the fiscal year, we had eight customers utilizing one or more of these new services, generating approximately $2.8 million in revenue during the year. Customer response has been very favorable and we are quite enthusiastic about our pipeline of opportunities and associate potential for revenue growth in fiscal 2004 and beyond.

Our MVS revenues in FY 2003 grew to 62% of our total maintenance revenues, which encompasses both our MVS and Comp professional services and left a net growth of 5% in a combined business segment when compared to fiscal year 2002. These are important measures as they indicate that we are utilizing our existing infrastructure as the platform to successfully transition from our legacy COM business to our new MVS services and products.

Now in our docHarbor business, our fourth quarter revenues of $5 million represents our best ever quarterly results for this business segment and reflect growth of 9% over the fourth quarter of fiscal year 2002. Total fiscal year 2003 revenues of $18.8 million exceeded fiscal year 2002 by 28%. During the third and fourth quarters of fiscal 2003, we added new features and functionality to our docHarbor service offerings, which we believe will make these services more attractive to potential customers. Indeed our newly introduced scan-to-web, report mining, E-mail and report management solutions are now generating new revenue opportunities.

During the fourth quarter we added nine new customers for our docHarbor services. At our fiscal year-end we had a total of 95 customers, an increase of 60% over fiscal year 2002. It is important to note that our customers tend to increase their volumes over time so we hope to see increasing revenues from these new customers.

The fourth quarter recurring revenue associated with page counts increased 12% over the third quarter of this year, with one-time professional service revenues also contributing to our revenue growth during the quarter.

Let me know turn to our CD and COM services segments. As you know, both of these businesses continue to decline in response to customer decisions to utilize a variety of web-based and or online viewing systems. Our CD revenues declined 19% in the fourth quarter of 2003 when compared to fiscal 2002 and for all fiscal 2003, revenues declined 16% over 2002. Similarly, our overall COM revenues declined 23%, both during the fourth quarter and for the entire year when compared to fiscal 2002.

During the fourth quarter, we completed the previously announced reduction to our fuel data center infrastructure. These reductions, which were initiated in response to declining microfiche and CD volumes in our third gate domestic data centers included a reduction in the number, size and scope of activities at many of our locations. We closed five data centers, downsized 20 others and transferred the corresponding workloads to 13 mega centers. This was done with a minimum of disruption to our customers. During this process and throughout all of fiscal year 2003 we reduced our domestic head count, which included operations, sales and G&A personnel by approximately 265 individuals, or 22% of that workforce.

The fourth quarter data center downsizing activities resulted in a restructuring charge of $1.5 million for the quarter and $2.9 million for all of 2003. I should note that we will continue to closely monitor production volumes at our remaining centers, and quickly act to further reduce our infrastructure when and where appropriate in the future.
At this time, I would like turn the call over to Lin Fox to discuss our fourth quarter and total year results in more detail.
Linster Fox-EVP, CFO-Anacomp, Inc.:	Thank you, Jeff.

Our total consolidated revenues were $48.5 million in the fourth quarter, a decrease of 14% or $8.2 million from the fourth quarter a year ago of $56.7 million. COM and CD/Digital declined by $10.1 million over the same period while our growth offerings, MVS and docHarbor Web Presentment together increased by $1.9 million or 16%.

In the fourth quarter we generated $14.9 million of gross margin vs. $18 million a year ago and $15.4 million in the third quarter of this year. Our 30.7% gross margin return on revenue in the fourth quarter compares to 31.7% during the same quarter a year ago and 30.9% in the third quarter of this year.

I should point out that we were able to achieve 31.8% of gross margin return on revenue in fiscal year 2003. This was basically flat with the 31.9% reported in fiscal year 2002. We continue to preserve our overall gross margin percentage returns with the ongoing cost savings and right sizing activities Jeff has discussed.

We reported fourth quarter S,G&A of $12.3 million. S,G&A has been reduced by $2.8 million from $15.1 million in the fourth quarter a year ago. Fourth quarter S,G&A is $500,000 higher than the $11.8 million of S,G&A in the third quarter of this year. Accrued long-term pension costs of over $500,000 resulting from year-end valuations of our European defined benefit plans accounts for most of this increase over the third quarter. We annually perform evaluation of these pension plans at year-end and simultaneously increase or decrease the long-term liability, as necessary, in the fourth quarter.

A more comprehensive description of these defined benefit plans can be found in footnote 13 of our recently filed 10-K; however I should say that this recent increase in long-term liabilities from these pension plans is primarily caused by decreases in actual investment returns, a decrease in assumed discount rates and an increase in life expectancy.

In terms, in terms of the year's S,G&A, it was $51.7 million in fiscal year 2003. That is $7.6 million lower than fiscal year 2002 for an overall year to year reduction of 13%. Over $6.1 million of the decrease from last year is from personnel reductions.

As we mentioned in our press release, we reported a net loss in the fourth quarter of $433,000 dollars. Additionally, we had a loss from continuing operations before tax of $888,000. Again, as Jeff discussed a few minutes ago, we also incurred a restructuring charge of $1.5 million in the quarter in order to keep our cost structure in line with the business it supports.

With regards to EBITDA, Anacomp reports its financial results in accordance with GAAP and additionally on a non-GAAP basis using EBITDA. EBITDA is not in accordance with, nor a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Anacomp uses EBITDA as a measure to evaluate and manage the Company's operations. Anacomp is providing this information to investors to allow for the performance of additional financial analysis and because it is consistent with the financial models and estimates historically used by investors who follow the Company. This information is contained in our recent press release and can be located on our web site at www.anacomp.com.

In last Tuesday's earnings release we included a reconciliation from EBITDA to income from operations before tax and gain on sale of discontinued operations. We've been doing this routinely each quarter. In determining our fourth quarter EBITDA, we included a $585,000 line item for non-cash international pension costs from actuarial long-term measurements including interest that is reported in our S,G&A.

EBITDA for the fourth quarter was $4.6 million. This is down from the $5.1 million of EBITDA we had in the third quarter of this year. This was mainly caused by the reduction of gross margins that I discussed earlier.

EBITDA in the fourth quarter of fiscal year 2002 was $4.9 million. At $4.6 million, this year's fourth quarter was within $300,000 of our performance a year ago. Most of this decline is from margin losses that were partially offset by S,G&A reductions and lower depreciation and amortization.
At September 30, 2003 our cash balance was $18.4 million. We generated $2.9 million of cash from operations in the quarter.

In the fourth quarter we spent $1 million dollars for capital expenditures. In the same period last year it was $593,000. In the third quarter of this year it was $549,000. The increase in fourth quarter was for infrastructure that will help us with our service offerings to customers. During the quarter we added operating equipment to the field, improved our San Diego-based call center and expanded our docHarbor software capabilities. As our revolving credit balance becomes less of a factor, we are better positioned to invest more in revenue-generating infrastructure, which is necessary to grow our business.

Our outstanding revolving credit balance was $5.9 million at the end of the fourth quarter. This represents a $2,246,000 reduction or 28% from the third quarter balance of $8.2 million. You may also notice that the balance of the revolver is now shown as a long-term liability on our balance sheet. This is because our new $22.5 million credit facility with Fleet and Union Bank has a two-year term. The total credit agreement commitment including $6.1 million in letters of credit is now $12.5 million.

In the last two fiscal years Anacomp has shed itself of $49.2 million of senior secured debt primarily through internally generated cash flow and an aggressive cash management program. Our interest expense costs have decreased by $4.4 million in fiscal year 2003 to $1.8 million as compared to $6.2 million in the prior fiscal year. This is mainly the result of the Company's aggressive pay down of our revolving facility that also improves our prospects for positive earnings.
And with that I'll turn the call back to Jeff.
Mr. Cramer:	Okay, thank you, Lin. At this time, I'd like to open the call to the question and answer session. So Elon, if you would please poll the audience for questions.
Operator:
Thank you. At this time, if you would like to ask a question, please press *1 on your touchtone phone. You will be prompted to state your name. Once again, if you would like to ask a question, please press *1.
Operator:	And as a reminder, if you'd like to ask a question, please press *1.
Operator:	I'm showing no questions at this time, sir.

Mr. Cramer:
Okay, Elon, thank you very much, and for everyone on the call today I'd like to thank you for your time and attention, and look forward to talking to you in our next call in February. Thanks and have a great day.
Operator:	And this concludes today's conference. You may disconnect at this time.

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Transcript of Anacomp, Inc. Investor Call Held January 9, 2004 at 8:30 a.m. PST